As filed with the Securities and Exchange Commission on October 27, 2006.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

H&E EQUIPMENT SERVICES, INC.
(Exact name of Registrant as specified in its charter)

11100 Mead Road, Suite 200
Baton Rouge, Louisiana 70816
Delaware	(225) 298-5200	81-0553291
(State of Incorporation)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

H&E EQUIPMENT SERVICES, INC.
AMENDED AND RESTATED 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)
JOHN M. ENGQUIST
PRESIDENT AND CHIEF EXECUTIVE OFFICER
11100 MEAD ROAD, SUITE 200
BATON ROUGE, LOUISIANA 70816
(225) 298-5200
(Name, address including zip code, and telephone number, including area code, of agent for service)
With a Copy to:
BONNIE A. BARSAMIAN, ESQ.
BRIAN D. SHORT, ESQ.
Dechert LLP
30 Rockefeller Plaza, 23rd Floor
New York, New York 10112
(212) 698-3500
CALCULATION OF REGISTRATION FEE

Title Of		Proposed	Proposed
Securities	Amount	Maximum	Maximum	Amount Of
To Be	To Be	Offering	Aggregate	Registration
Registered	Registered(1)	Price Per Share(2)	Offering Price(2)	Fee(2)
Common Stock, par value $0.01 per share	4,568,417 shares	$25.88	$118,230,632	$12,651

(1)	Represents 4,568,417 shares of common stock, par value $0.01 per share (“Common Stock”) of H&E Equipment Services, Inc. (the “Company”), the maximum number of shares that may be issued under the Company’s Amended and Restated 2006 Stock-Based Incentive Compensation Plan (the “Incentive Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock of the Company, which become issuable under the Incentive Plan to prevent dilution from any future stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon (a) the weighted average exercise price per share ($24.60) of options to purchase 45,000 shares of Common Stock previously issued under the Incentive Plan, and (b) for the remaining 4,523,417 shares of Common Stock, $25.89, the average of the high and low trading prices of the Common Stock on October 23, 2006 as reported on The Nasdaq Global Market System.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, as originally filed with the Commission by H&E Equipment Services, Inc. (the “Registrant”) are hereby incorporated herein by reference:
          1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Commission on March 24, 2006.
          2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (1) above (except with respect to those reports or items of such reports that are furnished but not filed).
          3. The description of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), which is contained in the Registrant’s registration statement on Form 8-A filed on January 26, 2006 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     In addition, except with respect to those items furnished but not filed, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed on for the Registrant by Dechert LLP, New York, New York. Barton J. Winokur, a partner in Dechert LLP, holds an approximately 0.07% interest in Bruckmann, Rosser, Sherrill & Co., L.P. (“BRS L.P.”) and an approximately 0.13% interest in Bruckmann, Rosser, Sherrill & Co. II, L.P. (“BRS II”). Each of BRS L.P. and BRS II hold shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.
     As permitted by the DGCL, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.
     As permitted by the DGCL, the Registrant’s bylaws provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by applicable law; (2) the Registrant is permitted to indemnify its other employees to the extent permitted by applicable statutory law; (3) the Registrant is required to advance expenses to its directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in the Registrant’s bylaws are not exclusive.
     Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.
     The Registrant has purchased insurance on behalf of its directors, members, managers and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors, members, managers and officers of the Registrant or any of its subsidiaries, or that may arise out of their status as directors, members, managers and officers of the Registrant or any of its subsidiaries, including liabilities under the federal and state securities laws.
     Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baton Rouge, State of Louisiana, on this 27th day of October, 2006.

H&E EQUIPMENT SERVICES, INC.
By:	/s/ John M. Engquist
John M. Engquist
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Engquist and Leslie S. Magee and each or any one of them, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of H&E Equipment Services, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ John M. Engquist John M. Engquist	President, Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2006

/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2006

/s/ Gary W. Bagley	Chairman of the Board of
Gary W. Bagley	Directors and Director	October 27, 2006

/s/ Keith E. Alessi
Keith E. Alessi	Director	October 27, 2006

/s/ Bruce C. Bruckmann
Bruce C. Bruckmann	Director	October 27, 2006

/s/ Lawrence C. Karlson
Lawrence C. Karlson	Director	October 27, 2006

/s/ John T. Sawyer
John T. Sawyer	Director	October 27, 2006

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 23, 2006).

3.2	Amended and Restated Bylaws of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.5 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 23, 2006).

4.1	Form of H&E Equipment Services, Inc. common stock certificate (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 5, 2006).

5.1	Opinion of Dechert LLP.

10.1	H&E Equipment Services, Inc. 2006 Stock-Based Compensation Incentive Plan, as amended and restated, effective June 6, 2006 (incorporated by reference to Exhibit 10.1 to Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed June 8, 2006).

10.2	Form of Option Letter (incorporated by reference to Exhibit 10.36 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).

23.1	Consent of BDO Seidman, LLP.

23.3	Consent of Dechert LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).